                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-38491


                     SUPPLEMENT NO. 3 DATED MARCH 12, 1998
                                       TO
                 PROSPECTUS DATED DECEMBER 29, 1997 RELATING TO
 $185,000,000 PRINCIPAL AMOUNT OF 4 1/2%CONVERTIBLE SUBORDINATED NOTES DUE 2004
        AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF
                          OF HALTER MARINE GROUP, INC.



     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated December 29, 1997 (the "Prospectus"), forming a part of the Registration Statement on Form S-3, File No. 333-38491. Any cross references in this supplement refer to portions of the Prospectus.

     The purpose of this supplement is to provide additional information regarding the Selling Securityholders.

     In addition to the Selling Securityholders named in the Prospectus, the following table sets forth the name of each additional Selling Securityholder and relationship, if any, with the Company and (i) the amount of Notes owned by each additional Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder,
(ii) the maximum amount of Notes which may be offered for the account of such Selling Securityholder under the Prospectus, (iii) the amount of Common Stock owned by each Selling Securityholder as of the most recent date for which the Company obtained such information from the respective Selling Securityholder, and (iv) the maximum amount of Common Stock which may be offered for the account of such Selling Securityholder under the Prospectus.


                                    PRINCIPAL        PRINCIPAL      COMMON STOCK     COMMON STOCK
                                    AMOUNT OF     AMOUNT OF NOTES    OWNED PRIOR       OFFERED
NAME OF SELLING SECURITYHOLDER     NOTES OWNED    OFFERED HEREBY   TO OFFERING (1)    HEREBY(2)
------------------------------     -----------    ---------------  ---------------   ------------
Tennessee Consolidated
Retirement System.............     $ 1,500,000       $ 1,500,000          47,619          47,619

Chase Manhattan Bank, as
Trustee of the AMOCO
Corporation Master Trust for
Employee Pension Plan.........     $ 1,400,000       $ 1,400,000          44,444          44,444

Continental Assurance
Company Separate
Account (E)...................     $ 1,600,000       $ 1,600,000          50,793          50,793

The Gabelli Global
Convertible Securities
Fund (3)......................     $   150,000       $   150,000           4,761           4,761

Surfboard and Co. ............     $ 3,000,000       $ 3,000,000         147,124          95,238

MFS Series Trust I - MFS
Convertible Securities
Fund..........................     $     5,000       $     5,000             158             158

MFS Series Trust V - MFS
Total Return Fund.............     $ 1,495,000       $ 1,495,000          47,460          47,460

Employee Benefit
Convertible Fund..............     $   110,000       $   110,000           3,492           3,492

Bank of America Convertible
Securities Fund...............     $   225,000       $   225,000           7,142           7,142

Pacific Horizon Capital
Income Fund...................     $ 4,000,000       $ 4,000,000         126,984         126,984

Pacific Innovation Trust
Capital Income Fund...........     $   120,000       $   120,000           3,809           3,809

Van Kampen American
Capital Harbor Fund (4).......     $ 1,800,000       $ 1,800,000          57,142          57,142

Van Kampen American
Capital Convertible Securities
Fund (4)......................     $   300,000       $   300,000           9,523           9,523


The TCW Group, Inc. ..........     $ 5,465,000       $ 5,465,000         173,492         173,492

Annuity Board of the
Southern Baptist
Convention (5)................     $   600,000       $   600,000          19,047          19,047

TOTAL                              $21,770,000       $21,770,000         742,990         691,104
                                   ===========       ===========         =======         =======


(1) Includes the shares of Common Stock into which the Notes held by such Selling Securityholder are convertible at the Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes are subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time.

(2) Assumes conversion into Common Stock of the full amount of Notes held by the Selling Securityholder at the Conversion Price and the offering of such shares by such Selling Securityholder pursuant to this Prospectus. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Notes is subject to adjustment under certain circumstances. See "Description of Notes -- Conversion Rights." Accordingly, the number of shares of Common Stock issuable upon conversion of the Notes may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the Notes; rather, cash will be paid in lieu of fractional shares, if any.

(3) Gabelli Funds, Inc. may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities and its sole or shared power to vote or to direct the vote of such securities.

(4) Van Kampen American Capital Asset Management, Inc., as investment advisor for Van Kampen American Capital Harbor Fund and Van Kampen American Capital Convertible Securities Fund, may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities and its sole or shared power to vote or to direct the vote of such securities.

(5) Although Gamco Investors may be deemed to beneficially own such securities as a result of its sole or shared power to dispose or to direct the disposition of such securities and its sole or shared power to vote or to direct the vote of such securities, it disclaims beneficial ownership with respect to such securities.

     Because the Selling Securityholders may, pursuant to the Prospectus, offer all or some portion of the Notes and Common Stock they presently hold or, with respect to Common Stock, have the right to acquire upon conversion of such Notes, no estimate can be given as to the amount of the Notes and Common Stock that will be held by the Selling Securityholders upon termination of any such sales. In addition, the Selling Securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their Notes and Common Stock since the date on which they provided the information regarding their Notes and Common Stock, in transactions exempt from the registration requirements of the Securities Act. See "Plan of Distribution."

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Securityholders in supplements to this Prospectus.